Exhibit 99.1

CONTACT:
William Viqueira
Chief Financial Officer
General Maritime Corporation
(212) 763-5677

                     GENERAL MARITIME CORPORATION ANNOUNCES
                 SUCCESSFUL COMPLETION OF EXCHANGE OFFER FOR ITS
                      OUTSTANDING 10% SENIOR NOTES DUE 2013


New York, New York,  September 12, 2003 - General  Maritime  Corporation  (NYSE:
GMR) (the "Company") today announced that its offer (the "Exchange Offer") to exchange all of its outstanding 10% senior notes due March 15, 2013 (the "Outstanding Notes"), that were issued in a private placement on March 20, 2003, for an equal principal amount of 10% senior notes due March 15, 2013, that are registered under the Securities Act of 1933, as amended (the "Exchange Notes") expired at 5:00 p.m. New York City time on September 11, 2003. Based on a preliminary count, all of the Outstanding Notes were tendered.

The terms of the Exchange Notes are identical to those of the Outstanding Notes except that the Exchange Notes are registered under the Securities Act of 1933 and will not be subject to restrictions on transfer. LaSalle Bank National Association acted as Exchange Agent for the Exchange Offer.


                             Additional Information
                             ----------------------

The Company has filed a registration statement, including a prospectus and other related documents, on Form S-4 with the United States Securities and Exchange Commission (the "SEC") in connection with the Exchange Offer. The terms of the Exchange Notes are set forth in that prospectus. This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such jurisdiction.

                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin and other regions including West Africa, the North Sea, Mediterranean, Black Sea and Far East. General Maritime Corporation owns and operates a fleet of 46 tankers - 27 Aframax and 19 Suezmax tankers - making it the second largest mid-sized tanker company in the world with more than 5.5 million dwt.

                              Safe Harbor Statement
                              ---------------------

Under the Private Securities Litigation Reform Act of 1995, this press release contains "forward looking statements" regarding the expected completion of our exchange offer. These statements are subject to a number of risks and uncertainties that could cause these statements to be incorrect or actual results to differ materially. These risks and uncertainties include changing market conditions in the tanker industry, market conditions for debt securities generally, securities issued by companies in the tanker industry and our debt securities specifically.



00656.0022 #482505